Exhibit 3.1

AMENDMENT TO SECTION 2.9 OF THE AMENDED AND RESTATED BYLAWS OF TIGERLOGIC CORPORATION

Section 2.9 of the Amended and Restated Bylaws of TigerLogic Corporation is hereby amended by adding a new sentence immediately following the fourth sentence thereof, to read as follows:

“Notwithstanding the foregoing, solely for the purpose of the corporation’s annual meeting for the fiscal year ended March 31, 2014, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than October 30, 2014.”